                                  Exhibit 11


                         SEACHANGE INTERNATIONAL, INC.

                    Computation of Net Income Per Share (1)

                                  (Unaudited)

                                                        Three months ended
                                                             March 31,
                                                     -------------------------
                                                         1996          1997
                                                     ------------- -----------
Weighted average common and common
equivalent shares:


Weighted average common shares outstanding
during the period.................................      8,774,775    12,871,054


Weighted average common equivalent shares (2).....      2,809,060       542,501
                                                     ------------- -------------
                                                       11,583,835    13,413,555
                                                     ============= =============

Net income........................................    $   719,100   $ 1,732,600

Primary net income per share......................    $      0.06   $      0.13

(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2) Common share equivalents issued subsequent to September 1995 which are comprised of common stock options and Series B convertible preferred stock have been included in the calculation for the quarter ended March 31, 1996 pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.

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